As filed with the Securities and Exchange Commission on November , 1998
                                                                REGISTRATION NO.
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                                 ---------------

                             HERITAGE BANCORP, INC.
             (Exact name of registrant as specified in its charter)

             VIRGINIA                                       54-1914902
  (State or other jurisdiction of                         (I.R.S. Employer
  incorporation or organization)                         Identification No.)

                          1313 Dolley Madison Boulevard
                                McLean, VA 22101
                                 (703) 356-6610
          (Address, including Zip Code, of principal executive offices)

                                 ---------------

                                The Heritage Bank
                    1998 Employee Incentive Stock Option Plan
                    1998 Outside Directors Stock Option Plan
                    1992 Employee Incentive Stock Option Plan
                            (Full title of the Plans)

                                 ---------------

                              Mr. John T. Rohrback
                      President and Chief Executive Officer
                             Heritage Bancorp. Inc.
                            1313 Dolley Madison Blvd.
                             McLean, Virginia 22101
                                 (703) 356-6610

                                    Copy to:
                            Richard A. Schaberg, Esq.
                             Thacher Proffitt & Wood
                    1700 Pennsylvania Avenue, N.W. Suite 800
                             Washington, D.C. 20006
                                 (202) 347-8400
        (Name and address, including Zip Code, telephone number and area code, of agent for service)

                                 ---------------

                         CALCULATION OF REGISTRATION FEE


==================================================================================================================================
      Title of Securities           Amount to be    Proposed Maximum Offering        Proposed Maximum            Amount of
        to be Registered            Registered(1)      Price Per Share (2)     Aggregate Offering Price (2)  Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
     Common Stock, no par value        200,000 shares         $4.4375                            $887,500                 $247.00
==================================================================================================================================

(1) Based on 200,000 shares of common stock of Heritage Bancorp, Inc. (the "Company") reserved for issuance upon exercise of options granted pursuant to The Heritage Bank 1998 Employee Incentive Stock Option Plan, The Heritage Bank 1998 Outside Directors Stock Option Plan and The Heritage Bank 1992 Employee Incentive Stock Option Plan ("Plans"). In addition to such shares, this registration statement also covers an undetermined number of shares of common stock of the Company that, by reason of certain events specified in the Plans, may become issuable upon exercise options through the use of certain anti-dilution provisions.

(2) Estimated solely for purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act of 1933, 200,000 shares that may be acquired upon exercise of options granted are deemed to be offered at $4.4375 per share, the average of the daily high and low sales prices of common stock of the Company on the Nasdaq SmallCap Market at the close of trading on November 20, 1998.

================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1. PLAN INFORMATION.

     Not required to be filed with the Securities and Exchange Commission (the "Commission").

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     Not required to be filed with the Commission.

     Note: The document containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such document need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended ("Securities Act").

                                     PART II


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The  following   documents  and  information   heretofore  filed  with  the
Commission by the Registrant (File No. 00-24933) are incorporated by reference in this registration statement:

     (1) the description of the Registrant's common stock (the "Common Stock") contained in the Registrant's Registration Statement on Form S-4, which was filed with the Commission pursuant to the Securities Act of 1933, as amended, on July 6, 1998 ("Securities Act");

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the date of the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. The Heritage Bank's Annual Report on 10-K and quarterly reports for the quarters ended March 31, 1998 and June 30, 1998, as filed with the Federal Reserve Board, are included as Exhibits
99.1 and 99.2 to this Registration Statement.

     Heritage Bancorp, Inc. will provide without charge to each person to whom this Prospectus is delivered, upon request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to Mr. William
B. Sutphin, Heritage Bancorp, Inc., 1313 Dolley Madison Boulevard, McLean, Virginia 22101. Telephone requests may be directed to (703) 356-6610.

ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 13.1-696 of the Code of Virginia authorizes a Virginia corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation in which the director was adjudged liable and action charging improper personal benefit to the director in which he was adjudged liable) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise at the corporation's request, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Furthermore, under Section 13.1-698, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding unless limited by its articles of incorporation. Section 13.1-702 states that unless, limited by a corporation's articles of incorporation, an officer of the corporation is entitled to mandatory indemnification under Section 13.1-698. Furthermore, under this article, the corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent as to a director.

     Section 13.1-703 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against liability asserted or incurred by him in any such capacity or arising from his status as such, whether or not the corporation would have the power to indemnify him against the same liability under Sections 13.1-697 or 13.1-698.

     Article 5 of the Company's Articles of Incorporation provides that directors and officers shall not be personally liable to the Company or its stockholders for monetary damages to the extent that the Virginia Stock Corporation Act permits such limitation or elimination of liability. Article 5 of the Company's Articles of Incorporation states that the Company may, among other things, indemnify any person who is or was a director or officer of the Company, who was or is made a party to, or is threatened to be made a party to, or has become a witness in, any threatened, pending or completed action, suit or proceeding, by reason of such agreement or service or the fact that such person is, was or has agreed to serve as a director, officer, employee or agent of another corporation or organization at the request of the Company.

     Article 5 also empowers the Company to purchase and maintain insurance to protect itself and its directors and officers, and those who were serving as directors or officers of another corporation or enterprise at the request of the Corporation, against any liability asserted against him arising out of his status as such.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

        3.1   Articles of Incorporation of Heritage  Bancorp,  Inc.*
        3.2   By-Laws of Heritage  Bancorp,  Inc.*
        4.1   The Heritage Bank 1998 Employee  Incentive Stock Option  Plan.*
        4.2   The Heritage  Bank 1998  Outside  Directors  Stock Option Plan.*
        4.3   The Heritage Bank 1992  Employee  Incentive  Stock Option Plan.*
        4.4 Form of Stock Option Agreement for The Heritage Bank 1998 Employee Incentive Stock Option Plan.
        4.5 Form of Stock Option Agreement for The Heritage Bank 1998 Outside Directors Stock Option Plan.
        4.6   The Heritage  Bank Outside Directors Stock Option
        5.1 Opinion of Thacher Proffitt & Wood, counsel for Registrant, as to the legality of the securities being registered.
        23.1  Consent  of  Thacher  Proffitt & Wood  (included  in  Exhibit  5.1 hereof).
        23.2  Consent of Yount,  Hyde & Barbour, P.C.
        99.1 The Heritage Bank's Annual Report on Form 10-K for the fiscal year ended December 1997, which was filed with the Federal Reserve Board pursuant to the Securities Exchange Act of 1934

        99.2 The Heritage Bank's Quarterly Report on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998 as filed with the Federal Reserve Board.

* Incorporated by reference to the Registrant's Registration Statement on Form S-4, as amended (Registration No. 333-58515).

ITEM 9. UNDERTAKINGS.

     A.   Rule 415 offering. The undersigned Registrant hereby undertakes:

          (1) For determining liability under the Securities Act , treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (2) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, Commonwealth of Virginia, on this 28th day of October, 1998.

                                    HERITAGE BANCORP, INC.
                                    (Registrant)

                                     By: /s/ John T. Rohrback
                                     -----------------------------
                                         John T. Rohrback
                                         President and Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




     SIGNATURE                                  TITLE                              DATE
/s/ John T. Rohrback                President and Chief Executive Officer     October 28, 1998
------------------------------      (Principal Executive Officer) and
John T. Rohrback                    Director

/s/ William B. Sutphin              Senior Vice President (Principal          October 28, 1998
------------------------------      Accounting Officer) and Corporate
William B. Sutphin                  Secretary

/s/ Harold E. Lieding               Chairman of the Board and Director        October 28, 1998
------------------------------
Harold E. Lieding

/s/ Philip F. Herrick, Jr.          Assistant Secretary and Director          October 28, 1998
------------------------------
Philip F. Herrick, Jr.

/s/ George K. Degnon                Secretary and Director                    October 28, 1998
------------------------------
George K. Degnon

/s/ Kevin P. Tighe                  Director                                  October 28, 1998
------------------------------
Kevin P. Tighe

/s/ Stanley I. Richards             Director                                  October 28, 1998
------------------------------
Stanley I. Richards

/s/ Henry E. Hudson                 Director                                  October 28, 1998
------------------------------
Henry E. Hudson

/s/ Ronald W. Kosh                  Director                                  October 28, 1998
------------------------------
Ronald W. Kosh

/s/ George P. Shafran               Vice Chairman, Assistant Secretary        October 28, 1998
------------------------------      and Director
George P. Shafran
